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                                                                    EXHIBIT (23)

                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-62779) of ONEOK, Inc. (the "Registrant"), and the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated September 23, 1998, of our report dated January 29, 1998, on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Ambac Financial Group, Inc. dated March 31, 1998, and to the reference to our firm, with respect to Ambac Assurance Corporation, under the heading "Experts" in the Prospectus Supplement.





New York, New York                       KPMG Peat Marwick LLP
September 23, 1998